EXHIBIT 3.1

                      ARTICLES OF INCORPORATION, AS AMENDED


Article IV of the articles of incorporation of Bancorp is amended to read as follows:

This corporation is authorized to issue two classes of shares designated "Common Stock" and "Preferred Stock," respectively. The number of shares of Common Stock authorized to be issued is 30,000,000, and the number of shares of Preferred Stock authorized to be issued is 10,000,000. Upon the amendment of this article, each outstanding share of Common Stock is split into 1.5 shares.

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

Certified by the California Secretary of State on September 29, 2005.


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                            ARTICLES OF INCORPORATION

                                       OF

                               SERVICE 1ST BANCORP

         The name of this corporation is Service 1st Bancorp.


                                       II

         The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.


                                       III

         The name and address in the State of California of this corporation's initial agent for service of process is:

                                 John O. Brooks
                              c/o Service 1st Bank
                         2800 West March Lane, Suite 120
                               Stockton, CA 95219


                                       IV

         This corporation is authorized to issue two classes of shares designated "Common Stock" and "Preferred Stock," respectively. The number of shares of Common Stock authorized to be issued is 20,000,000, and the number of shares of Preferred Stock authorized to be issued is 10,000,000. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

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                                        V

         Section 1. Limitation of Directors' Liability. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

         Section 2. Indemnification of Directors and Officers. This corporation is authorized to indemnify the directors and officers of the corporation to the fullest extent permissible under California law.

         Section 3. Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article V shall not adversely affect any right of indemnification or limitation of liability of a director or officer of this corporation relating to acts or omissions occurring prior to such repeal or modification.


Dated:  January 23, 2003               /s/ SHANNON EVANS
                                       -----------------------------------------
                                       Shannon Evans
                                       Sole Incorporator


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